Exhibit 99.1

FOR IMMEDIATE RELEASE

November 26, 2007

CIPRICO NAMES THOMAS MARMEN TO BOARD OF DIRECTORS

Minneapolis, MN, November 26, 2007 – Ciprico Inc. (NASDAQ: CPCI), a leading provider of intelligent storage software, solutions and appliances, announced that it has appointed Thomas H. Marmen to its Board of Directors.

Mr. Marmen brings more than 30 years of senior executive experience to Ciprico’s board, including more than 10 years in leadership roles of companies or divisions focused in the data storage and management industry; with particular focus on mass storage and virtualization software. Most recently, Marmen was president and CEO of TimeLab Corp., an Andover, Mass., maker of a performance-enhancing technology for PC chips.

From November, 2001 until January of 2004, Marmen was chief executive of RAIDCore Corp., a Nashua, N.H.-based company focused on the development of data protection and virtualization software. RAIDCore Corp. was sold to Broadcom in January, 2004 and Marmen served as vice president and general manager of Broadcom’s Storage Line of business through April of 2006. Ciprico purchased the RAIDCore line of business form Broadcom in June of 2006. RAIDCore Corp.’s unique approach to RAID technology is what is allowing Ciprico to offer an industry disruptive way to offer data protection without hardware and agnostic in terms of which silicon is used.

Prior to joining RAIDCore, Marmen was a senior vice president and general manager of the high-end storage division of Quantum Corp., and vice president of the Enterprise Solutions Group at Adaptec, Inc., where he was responsible for that company’s RAID business.

“Tom Marmen brings an immense amount of industry experience and wisdom to our board of directors at an inflection point as our technology is earning its first design wins,” said Jim Hansen, chairman of the Ciprico board. “We are delighted to have attracted an executive of Tom’s caliber.”

Added Steve Merrifield, Ciprico’s president and chief executive:  “Tom brings to our board a vast amount of major customer experience and direct industry knowledge. He will play a critical role in helping guide the growth and development of our company.”

Marmen received his bachelor’s of science degree in Mathematics from Salem State College in 1965, and a masters degree in physics from Worcester Polytechnic Institute in

1968. He has also completed executive management programs at both Boston University and the Kellogg School, at Northwestern University.

About Ciprico

Ciprico Inc. (NASDAQ: CPCI) is a leading provider of intelligent storage software, solutions and appliances for business to enterprise class IT servers, professional workstations and digital media workflows. As a pioneer in the emerging software based virtualized RAID market, the company’s RAIDCore product line has demonstrated its superior reliability, performance, low power and scalability. More information can be found at www.ciprico.com.

Press Contact:

Tony Carideo, President

The Carideo Group, Inc.

612-317-2880

Company Contact:

Steve Merrifield, CEO

Ciprico Inc.

Ph: 952-540-2400

Ciprico and RAIDCore are among the trademarks of Ciprico Inc. and/or its affiliates in the United States, certain other countries and/or the EU.